Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined and consolidated financial statements of DouYu International Holdings Limited, its subsidiaries and variable interest entities dated April 4, 2019 (July 2, 2019 as to the convenience translation into United States Dollars in Note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts), appearing in the prospectus (which is part of Form F-1, as amended) filed with the Securities and Exchange Commission on July 18, 2019 (File No. 333-230976).

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, the People’s Republic of China

January 9, 2020